                                                                   EXHIBIT 10.13


                         [NIKU CORPORATION LETTERHEAD]

                                October 26, 1999

Joshua Pickus
1690 Oak Avenue
Menlo Park, CA 94025

Dear Josh:

I am pleased to offer you a position with Niku Corporation ("the Company") as a President, Vertical Markets reporting directly to Farzad Dibachi, President and CEO, commencing on November 1, 1999 ("Start Date"). You will receive a monthly salary of $25,000.00, which is equivalent to $300,000.00 on an annualized basis, less applicable withholding, payable twice monthly, in accordance with our normal payroll procedures. You are also eligible to receive certain employee benefits which will be outlined in the Company employee handbook. Like all Niku employees, you will be entitled to two weeks of vacation and eight holidays each year.

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you the right to purchase 1,250,000 shares of the Company's restricted common stock with an exercise price equal to the fair market value on the date of the grant. The restricted stock will be subject to the Company's right to repurchase which will be exercisable should you leave the Company. This repurchase right will lapse at the rate of 1/3rd for the first year and 1/36th of the total shares per month thereafter, so that all shares are fully vested after three years). It is agreed that any unvested portion of the total shares will vest fully in the event of a change in control of the Company. To complete the restricted stock purchase the Company agrees to loan you the maximum amount allowed by law. The stock grant will otherwise be subject to the terms of the Company's 1998 Stock Plan and the Restricted Stock Agreement between you and the Company.

The Company will also loan you the amount of $200,000, to be made available within 10 days of your Start Date. The loan will accrue simple interest at the rate of 8%.

The Company will make a separate payment of $25,000 to you for every three months of your employment during your first two years.

We are very excited about the opportunity of working together and we know that you will be invaluable to our success. The next paragraphs were written by the Company's lawyer. I apologize for their being so terse.

Joshua Pickus
October 26, 1999
Page 2

Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at any time and for any reason. As an employee, you will be expected to abide by the Company's rules and regulations and to devote all of your business time, skill, attention and best efforts to Company business so as to fulfill the responsibilities assigned to you. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, to an officer of the Company prior to or on your Start Date. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any of the terms of this agreement, regarding salary, bonuses, or stock option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

This employment offer will expire if not accepted by October 29, 1999. To accept the offer before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.



Sincerely,

Niku Corporation

BY:
    ---------------------------------------
    Cathy Bottarini, Office of the Chairman

Joshua Pickus
October 26, 1999
Page 3



AGREED AND ACCEPTED:

Joshua Pickus

--------------------------------------
Signature

--------------------------------------
Date



enclosure:     Duplicate Letter
               Confidential Information and Invention Assignment Agreement